Bullfrog Gold Summarizes Corporate and Project Progress

Grand Junction, Colorado, November 5, 2013 – Bullfrog Gold Corp. (BFGC:OTCBB) (“Bullfrog” or the “Company”) is pleased to report corporate and project progress from its inception in 2011.

Corporate

Completed a reverse merger:	July 17, 2011
Engaged personnel:	Completed September 2011 (Corporate and Project)
First trading date:	October 11, 2011
Private equity financings:	$3.6 million in September 2011
$2.3 million from November – February 2013
Debt facility:	$4.2 million in December 2012 from a subsidiary of Rand Merchant Bank

Newsboy Project, 45 miles NW of Phoenix, AZ

•	Drilled 22,995 feet in 74 RC holes during three drilling programs. Table I summarizes eight specific holes drilled in a new area of the Main deposit. Table II summarizes four specific holes drilled in the Queen of Sheba area, which is 2.5 miles west of the Main deposit. Complete results of the Company’s three drill programs were reported in press releases of May 1, 2012, August 28, 2012 and April 2, 2013.

Table I

Drill Results – Main Deposit Area

Hole ID	Program	Mineral Intervals		Thickness	Gold	Silver
Year - No.	Phase	From	To	Feet	opt	opt

12 - 11	1	375	425	50	0.084	0.176

12 - 37	2	380	425	45	0.066	0.27

12 - 42	2	385	420	35	0.027	0.12
		455	495	40	0.042	0.08

13 - 57	3	295	305	10	0.028	0.05
		335	340	5	0.077	0.02

13 - 58	3	385	415	30	0.064	0.49

13 - 62	3	290	340	50	0.044	1.28
		360	365	5	0.129	0.34

13 - 63	3	330	355	25	0.034	2.14

13 - 65	3	210	230	20	0.054	0.56
Average per Hole			381	39	0.054	0.55

Interval Cut-off Criteria: 0.015 gold opt and a Grade x Thickness product of 0.25 feet x opt

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Table II

Drill Results – Queen of Sheba Area

Hole ID Year - No.	Mineral Intervals, Feet			Gold opt	Silver opt
	From	To	Thickness

13 - 48	0	25	25	2.801	0.17
Includes	10	15	5	13.856	0.48
	390	400	10	0.042	0.050

13 - 49	10	25	15	0.029	0.18

13 - 50	40	45	5	0.017	0.14
	65	70	5	0.016	0.02

13 - 51	60	65	5	0.016	0.08

•	Acquired substantial additional project information from previous operators.

•	Acquired 160 lode mining claims that increased the Newsboy Project land area to 7,160 acres.

•	Completed in October 2013 the conversion of old drill paper data into electronic format and vetted all data with respect to QA/QC protocols.

•	Continue to examine several exploration target areas and planning of a proposed Phase 4 drilling program. The map below shows eight significant exploration targets and the Main deposit.

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Bullfrog Project, 120 miles NW of Las Vegas, NV

•	Collected and analyzed all relevant data. Interviewed three exploration managers that explored, discovered and developed the south half of the Bullfrog Mining District and produced 3 million ounces of gold from the mid-1980’s through late 1990’s.

•	Developed and submitted an exploration program to the US Bureau of Land Management (“BLM”).

•	Evaluated land status.

Klondike Project, 35 miles NW of Eureka, NV

•	Examined the project in late 2011 and mid-2013.

•	Entered an Option to Purchase and Royalty agreement in June 2012 on 64 lode mining claims.

•	Located an additional 168 lode mining claims to cover all lands believed to have shallow and deep exploration potential mainly for silver but with potential by-product, lead, zinc, copper and barite mineralization.

•	Thoroughly analyzed a 1977 geology report that defines several shallow exploration targets and projects a mineral inventory of more than 50 million tons. Developed an exploration program that is drill ready.

•	Received approval from the BLM to drill 60 holes under a “Notice of Intent to Drill”.

Acquisition Program

The Company continues to seek, examine and pursue quality acquisitions and business opportunities. Our objectives are to close selective deals that are financeable in the current market while growing the Company and adding value to our shareholders. Criteria for this initiative include projects having the following attributes:

•	Advanced status with significant tonnages and grades of resources and/or reserves that are compliant with Canadian and US mining standards.

•	Financial performance projections deemed adequate to raise equity funding under current market conditions.

•	Politically stable venues acceptable for performing exploration, development and production operations, primarily in North America.

•	Gold and silver resources that may contain base metal by-products.

In this regard, current depressed metal prices have now developed better opportunities to make strategic acquisitions and build the Company. Notwithstanding, the Company may not be successful in completing or integrating such acquisitions or business opportunities.

More information on the Company and its projects may be obtained from www.BullfrogGold.com, emailing info@BullfrogGold.com or calling (970) 628 - 1670.

David Beling, President, CEO & Director

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Cautionary Note Regarding Forward Looking Statements

This press release may contain certain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein including those with respect to the objectives, plans and strategies of the Company and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are forward-looking statements that involve various risks and uncertainties. The Company is presently an exploration stage company. Exploration is highly speculative in nature, involves many risks, requires substantial expenditures and may not result in the discovery of sufficient mineral deposits that can be mined profitably. Further the price of minerals and resources is highly volatile. The Company currently has no reserves on any of its properties.  While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business and properties contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law. As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The Companies filings are available at www.sec.gov.